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                                                                      Exhibit 99

                 GEON COMPLETES RESIN JOINT VENTURE WITH OXYCHEM

Cleveland, Ohio - May 3, 1999 - The Geon Company (NYSE:GON) announced today that Oxy Vinyls, LP (OxyVinyls), its joint venture with the OxyChem division of Occidental Petroleum Corporation, began operations on May 1, as expected. OxyVinyls combined the two companies polyvinyl chloride (PVC)/vinyl chloride monomer resin businesses and other related operations.

Geon will own 24 percent and OxyChem 76 percent of OxyVinyls, which will be North America's largest and the world's third-largest PVC producer.

Previously, the joint venture underwent federal government review and received the approval of the boards of directors of both Geon and Occidental Petroleum. On April 19, Geon stockholders approved the transaction.

"This is an important beginning for both the joint venture and the 'new' Geon," said William F. Patient, chairman and chief executive officer. "Adding OxyChem's compounding and film businesses to Geon is a significant next step as we create a multi-billion-dollar global performance polymers and services business."

As part of its agreements with OxyChem, Geon acquired OxyChem's compound and vinyl film businesses in Burlington, New Jersey, and will create another, smaller joint venture for dry blend compounding. Geon also will receive $110 million in cash and/or cash equivalents, and will transfer $185 million in debt to OxyVinyls.

The Geon Company is a leading North American-based polymer services and technology company with operations in PVC compounds, specialty PVC resins and other value-added products and services. Headquartered in Avon Lake, Ohio, The Geon Company and its subsidiaries employ more than 2,400 people and have 24 manufacturing plants in the United States, Canada, England and Australia, and joint ventures in the United States, Canada, England, Australia and Singapore. Information on the Company's products and services, as well as news releases, EDGAR filings, Form 10-K, 10-Q, etc., are available on the Internet at http://www.geon.com.